Comparison of change in value of $10,000 investment in Dreyfus New Jersey Intermediate Municipal Bond Fund and the Lehman Brothers 7-Year Municipal Bond Index

EXHIBIT A:

  PERIOD         Dreyfus               Lehman
                New Jersey            Brothers
               Intermediate            7-Year
                 Municipal           Municipal
                 Bond Fund          Bond Index *

  3/31/93         10,000               10,000
  3/31/94         10,352               10,298
  3/31/95         10,916               10,952
  3/31/96         11,689               11,835
  3/31/97         12,139               12,381
  3/31/98         13,131               13,499
  3/31/99         13,794               14,297
  3/31/00         13,780               14,381
  3/31/01         14,931               15,841
  3/31/02         15,401               16,398
  3/31/03         16,761               18,130

* Source: Lipper Inc.